Exhibit 99.3

Consent of Ladenburg Thalmann & Co. Inc.

September 26, 2018

Board of Directors

OvaScience, Inc.

9 Fourth Avenue

Waltham, MA 02451

Re: Registration Statement on Form S-4 of  OvaScience, Inc.

Members of the Board:

We hereby consent to: (i) the inclusion of our opinion letter, dated August 8, 2018, to the Board of Directors of OvaScience, Inc. (“OvaScience”) as Annex B to the proxy statement/prospectus/information statement that forms part of the Registration Statement on Form S-4 of OvaScience (the “Registration Statement”) filed on September 26, 2018; and (ii) the references made to our firm and such opinion in such Registration Statement under the captions “Prospectus Summary—Opinion of the OvaScience Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—OvaScience Reasons for the Merger” and “The Merger—Opinion of the OvaScience Financial Advisor.” Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ladenburg Thalmann & Co. Inc.
LADENBURG THALMANN & CO. INC.

LADENBURG THALMANN & CO. INC.

277 Park Avenue, 26th Floor

New York, NY 10172

Phone 212.409.2000   •   Fax 212.308.2203

MEMBER NYSE, NYSE Amex, FINRA, SIPC